ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                                ATTORNEYS AT LAW
                     200 East Las Olas Boulevard, Suite 1900
                          Ft. Lauderdale, Florida 33301
                Telephone (954) 763-1200 Facsimile (954) 766-7800


Metropolitan Health Networks, Inc.                                June 29, 1998
5100 Town Center Circle, Suite 560
Boca Raton, FL  33486-1008

         Re: Registration Statement on Form S-3; Metropolitan Health Networks, Inc. (the "Company"),
                  1,582,300 Shares of Common Stock

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 1,582,300 shares of Common Stock, par value $.01 per share (the "Common Stock"), to be sold by the Selling Security Holders designated in the Registration Statement. The shares of Common Stock to be sold consist of up to 427,100 shares of Common Stock issuable on conversion of the Company's Series A Preferred Stock and Services B Preferred Stock and up to 915,200 shares of Common Stock issuable upon exercise of Warrants issued to the holder of the Series B Preferred Stock.

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation (as Amended), By-Laws, instruments pertaining to the Preferred Stock and related subscription agreements, exhibits and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

         Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock to be issued upon conversion or exercise of or in connection with the Preferred Stock and Warrants (assuming payment of the respective exercise prices therefor), when issued in accordance with the terms of the Preferred Stock, Warrants and Placement Agent Warrants, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement on Form S-3 to be filed with the Commission.

                                       Very truly yours,

                                       ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                                       /s/ATLAS, PEARLMAN, TROP & BORKSON, P.A
                                       ---------------------------------------



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